FOR IMMEDIATE RELEASE	June 27, 2017
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

THE AUGUSTA, GA MSA

Freehold, New Jersey…. June 27, 2017……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 315,560 square foot industrial building located at 1103 Powderhouse Road SE, Aiken, SC at a purchase price of $21,933,000. The property is net-leased for 15 years to Autoneum North America, Inc., a Delaware corporation. The building is situated on approximately 24 acres.

Michael P. Landy, President and CEO, commented, “We are pleased to announce the acquisition of this Class A industrial building leased for 15 years to Autoneum. Autoneum is a recognized leader in supplying quality acoustic and thermal parts for the automotive industry. They have been in this market for over 20 years and have outgrown their current facility. South Carolina ranks as the #1 exporter of passenger automobiles in the nation, with over $9 billion in auto exports moving through the Port of Charleston. Autoneum is making a substantial investment in this facility and they have been an excellent tenant of ours at another facility.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 103 properties containing a total of approximately 17.6 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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